Exhibit 10.34

One Penn Plaza, 35th Floor, New York, NY 10119

Phone: 212-845-8200 Fax: 212-845-8250

October 21, 2013

Revised October 22, 2013

Barbara A. Wood, Esq.

Dear Barbara:

On behalf of Opthotech Corporation (the “Company”) it is my pleasure to offer you the position of Senior Vice President, General Counsel & Corporate Secretary reporting to me in our New York office. The terms of this offer, contingent on a mutually agreed upon start date, are as follows:

1.                      Employment. You will be employed on a full-time basis as the Company’s Senior Vice President, General Counsel & Corporate Secretary. You will carry out duties and responsibilities consistent with your position and other duties as may from time to time be assigned to you by the Company. You agree to abide by the practices and policies of the Company and any changes to these that may be adopted from time to time by the Company.

2.                      Base Salary. Your initial biweekly base salary will be $14,038.46, corresponding to an annual salary of $365,000, less all applicable taxes and withholdings, to be paid in accordance with the Company’s regular payroll practices. Your base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

3.                      Discretionary Bonus. Following the end of each calendar year and subject to the approval of the Company’s Board of Directors (the “Board”), you will be eligible for a performance bonus of up to 35% of your annualized base salary, based on your personal performance and the Company’s performance during the applicable calendar year, as determined by the Company in its sole discretion. To receive a bonus, you must be an active employee on the award date, and you must have been employed for at least 3 months prior to the award date. Bonuses will be pro-rated for employees employed less than a full year on the award date.

4.                      Equity. You will be eligible to receive an option to purchase 70,000 shares of the Company’s common stock, subject to the approval by the Board, and contingent upon your execution of the corresponding stock option agreement. This option grant would be issued with an exercise price equal to the fair market value of the Company’s common stock (as determined by the Board) as of the date of grant (usually the first

www.ophthotech.com

effective date of your employment) and would vest over a four-year period, pursuant to the terms of the stock option agreement and subject to your continued employment with the Company.

5.                      Benefits. You may participate in any and all benefit programs that the Company establishes and makes generally available to similarly situated employees from time to time, provided that you are eligible under the plan documents that govern those programs. A summary of current benefits is enclosed with this letter. Benefits are subject to change at any time in the Company’s sole discretion.

6.                      Vacation. You will be eligible for a maximum of four (4) weeks of paid vacation per calendar year, accrued monthly from your start date. Accrued vacation may not be carried over from year to year and must be taken in accordance with Company policy.

7.                      Invention and Non-Disclosure Agreement. As a condition of employment, you will be required to execute the attached Invention and Non-Disclosure Agreement.

8.                      No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter.

9.                      Proof of Legal Right to Work. All persons employed in the United States after November 6, 1986 are required to complete an Employment Eligibility Verification Form and submit an original document or documents that establish identify and employment eligibility within 3 business days of starting employment. Your employment with the Company is contingent on your satisfactory completion of this requirement.

10.               At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship at any time for any reason. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

If you decide to accept this offer, and agree to the employment terms set forth in this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me along with a signed copy of the Invention and Non-Disclosure Agreement. If you do not accept this offer by October 30, 2013, the offer will be deemed withdrawn.

Sincerely,

By:	/s/ David Guyer
David Guyer
CEO

The foregoing letter correctly sets forth the terms of my at-will employment with Ophthotech Corporation, which I hereby accept. I am not relying on any representations other than those set forth above.

/s/ Barbara A. Wood	23 Oct 2013
Barbara A. Wood	Date